Suite 1210 - 777 Hornby Street Vancouver, BC V6Z 1S4 CANADA Telephone: (604) 689-1022 Facsimile: (604) 681-4760
CORPORATE AND SECURITIES LAWYERS

August 12, 2010

TransAKT Ltd.
No.3, Lane 141, Sec. 3, Beishen Rd., Shenkeng Township
Taipei County 222, Taiwan(R.O.C.)

Dear Sirs:

Re: Common Stock of TransAKT Ltd. registered on Form S-4, filed on August 12, 2010

We have acted as legal counsel for TransAKT Ltd., an Alberta corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-4 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the continuation of the Company from Alberta to Nevada under the Nevada Revised Statutes Chapter 78 (the “NRS”). References in this letter to “TransAKT Nevada” are to the Company as it will exist upon completion of the continuation under the NRS.

In rendering the opinion set forth below, we have reviewed (a) the Registration Statement and the exhibits thereto; (b) the Company's Articles of Incorporation; (c) the Company's Bylaws, as amended; and (d) such statutes, records and other documents as we have deemed relevant.

For purposes of this opinion, we have not reviewed any documents other than the documents listed in (a) through (d) above. In particular, we have not reviewed, and express no opinion on, any document (other than the documents listed in (a) through (d) above) that is referred to or incorporated by reference into, the documents reviewed by us. We have examined the originals or certified copies of such corporate records of the Company and/or public officials and such other documents and have made such other factual and legal investigations as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies or as facsimiles of copies or originals, which assumptions we have not independently verified.

In rendering this opinion we have assumed that all of the issued and outstanding shares the Company have been validly issued and fully paid and non-assessable under the laws of the Province of Alberta.

Based upon and subject to the foregoing, we are of the opinion that, upon the effective date of the continuation of the Company under the NRS, each issued and outstanding share of the Company shall automatically, without any action on the part of the Company or a stockholder, become one validly issued and fully paid and non-assessable issued and outstanding share of TransAKT Nevada.

Macdonald Tuskey is an association of law corporations with lawyers called in the Provinces of British Columbia and Alberta and the State of New York.

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TransAKT
August 12, 2010
CORPORATE AND SECURITIES LAWYERS

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the General Rules and Regulations of the Securities and Exchange Commission.

Yours truly,

W.L. MACDONALD LAW CORPORATION

Ss “W.L. MACDONALD LAW CORPORATION”

1210 – 777 Hornby Street, Vancouver, BC V6Z 1S4 Canada Tel: (604) 689-1022 Fax: (604) 681-4760
Macdonald Tuskey is an association of law corporations with lawyers called in the Provinces of British Columbia and Alberta and the State of New York.